Filed Pursuant to Rule 424(b)(3)                      Registration No. 333-60051

                              PROSPECTUS SUPPLEMENT
               (To Prospectus Dated January 13, 1999, as Amended)

                               MSI HOLDINGS, INC.
                        13,697,531 SHARES OF COMMON STOCK

     This prospectus supplement includes the attached Quarterly Report on Form 10-QSB/A of MSI Holdings, Inc. for the quarter ended June 30, 1999, filed by us with the Securities and Exchange Commission on November 12 1999, and relates to the prospectus dated January 13, 1999, as amended on June 14, 1999, and November 18, 1999, covering the offer and sale of:

     o 9,683,814 shares of our common stock held by some of our current stockholders;

     o 190,100 shares of our common stock that are issuable upon conversion of our Series B and Series D convertible preferred stock;

     o 2,550,000 shares of our common stock that are issuable upon the exercise of some of our warrants;

     o 698,020 shares of our common stock that are issuable upon the exercise of some of our options; and

     The remaining 575,597 shares of common stock which were registered with the above have been removed from the Selling Shareholders table and are not covered by this prospectus supplement. See "Selling Shareholder" and footnote 16 thereto, beginning on page 32 of the Prospectus, as amended on June 14, 1999.

     This prospectus supplement should be read in conjunction with the prospectus dated January 13, 1999, as amended on June 14, 1999, and November 18, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus, as amended.

              -----------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The Date of This Prospectus Supplement Is November 18, 1999

     The information in the table appearing on page 7 under the heading "The Offering" in the prospectus is superseded by the information appearing in the table below:

                                  THE OFFERING

Common Stock offered by this Prospectus.............................13,697,531 shares(1)
Common Stock outstanding as of June 30, 1999 .......................22,650,212 shares(2)
OTC Electronic Bulletin Board Ticker Symbol.........................MSIA

------------------

(1) As of the date of this prospectus supplement, this number represents the (i) 50 shares of Common Stock issuable upon conversion of 5 shares of Series B Preferred; (ii) 4,899,950 shares of Common Stock issued upon conversion of 489,995 shares of Series B Preferred; (iii) 2,520,000 shares of Common Stock issuable upon the exercise of Class A Warrants granted in conjunction with Private Placement Phase I (as defined); (iv) 420,000 shares of Common Stock issued upon the exercise of Class A Warrants granted in conjunction with the Notes (as defined); (v) 400,000 shares of Common Stock issuable upon the exercise of the Options issued in conjunction with the Notes; (vi) 10,286 shares of Common Stock issued representing the accrued interest on the Notes; (vii) 990,570 shares of Common Stock issued upon conversion of 99,057 shares of Series C Preferred; (viii) 47,170 shares of Common Stock issuable upon the exercise of Options granted in conjunction with Private Placement Phase II (as defined); (ix) 190,050 shares of Common Stock issuable upon conversion of 19,005 shares of Series D Preferred; (x) 2,606,520 shares of Common Stock issued upon conversion of 260,652 shares of Series D Preferred;
    (xi) 250,850 shares of Common Stock issuable upon the exercise of Options granted in conjunction with Private Placement Phase III (as defined); (xii) 543,000 shares of Common Stock that were issuable upon satisfaction of a note receivable payable in cash or certain intellectual property rights, said Note having since been canceled and the underlying Subscription Agreement rescinded, and said shares will not be issued as a result of the cancellation and rescission; (xiii) 445,900 shares of Common Stock issued as compensation to employees and consultants; (xiv) 30,000 shares of Common Stock issuable upon the exercise of warrants granted to a consultant for services rendered; (xv) 50,000 shares of Common Stock issued as dividends to the Series B, C and D Preferred holders; and (xvi) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

(2) Includes the following Common Stock offered by this Prospectus: (i) 4,899,950 shares of Common Stock issued upon conversion of 489,995 shares of Series B Preferred; (ii) 420,000 shares of Common Stock issued upon exercise of Class A Warrants granted in conjunction with the Notes ;(iii) 10,286 shares of Common Stock representing the unpaid accrued interest on the Notes; (iv) 990,570 shares of Common Stock issued upon conversion of 99,057 shares of Series C Preferred; (v) 2,606,520 shares of Common Stock issued upon conversion of 263,652 shares of Series D Preferred; (vi) 445,900 shares of Common Stock issued as compensation to employees and consultants; (vii) 50,000 shares of Common Stock issued as dividends to the Holders of Series B, C & D Preferred Shares; and (viii) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

     The information contained on page 10 under the heading "Concentration of Share Ownership" is supplemented by the following:

     As of June 30, 1999, our executive officers and directors, as a group, owned or controlled approximately 37.16% of our outstanding capital stock. Messrs. Chavez, Kettrick and Munoz, the officers terminated on April 20, 1999, held an aggregate of 8,124,000 shares or 35.87% of our outstanding shares of the Common Stock as of June 30, 1999. These persons and entities will continue to exert significant influence over the business and affairs of the Company.

     The information contained on page 10 under the heading "Shares Eligible for Future Sale" is superseded by the following:

     Sales in the public market of substantial amounts of Common Stock (including sales related to the exercise of certain registration rights relating to the Common Stock) or the perception that such sales could occur might depress the market price of the stock. As of June 30, 1999, we had 22,650,212 shares of Common Stock issued and outstanding. If all the outstanding preferred shares were converted into Common Stock as of June 30, 1999, and if all of the outstanding options and warrants are exercised we would have had 28,650,166 shares of Common Stock issued and outstanding. Of these shares, 11,616,366 (40.55%) would have been eligible for future sale. The remaining 17,033,800 shares would have been subject to the Rule 144 restrictions on sales of securities by affiliates of the issuer.

     The information contained in the table on page 11 under the heading "Price Range of Common Stock" is supplemented by the following:

                                                    HIGH      LOW
                                                    ----      ---
June 30, 1999....................................   10.75    4.187

     The information contained in the table appearing on page 12 under the heading "Capitalization" in the prospectus is superseded by the information appearing in the table below:

                                 CAPITALIZATION

     The following table sets forth our debt and capitalization as of March 31, 1999. The table further reflects unaudited adjustments for subsequent events through June 30, 1999, including: the conversion of 399,995 shares of Series B Preferred; the conversion of 177,335 shares of Series D Preferred; the conversion of 130,247 shares of Series E Preferred; the consummation of the sale of 20,000 shares of Series E Preferred subscribed to in the last quarter of fiscal year 1999; the sale of Common Stock in connection with the private placement of up to 1,500,000 shares of Common Stock (the "Private Placement"); the issuance of 52,200 shares of Common Stock as compensation to consultants and a former officer of ours; the return of 8,500 shares of Common Stock to authorized but unissued shares and the issuance of 12,057 shares of Common Stock as dividends on Preferred Stock as of June 30, 1999 (unaudited). The table should be read in conjunction with the consolidated financial statements and notes for the year ended March 31, 1999, on Form 10-KSB/A incorporated into this Prospectus on November 18, 1999 and the consolidated financial statements and notes for the quarter ended June 30, 1999, filed with the Commission on Form 10-QSB/A.

                                                 March 31, 1999     Adjustment(2)       As Adjusted
                                                 --------------     -------------      -------------

LIABILITIES
      Long-term debt                             $      53,505      ($     11,281)     $      42,224
      Obligations under capital leases                 680,928            (13,481)           667,447
      Deferred Rent                                    192,284             10,135            202,419
                                                 -------------      -------------      -------------
                                                 $     926,717      ($     14,627)     $     912,090
                                                 =============      =============      =============
SHAREHOLDERS' EQUITY (DEFICIT):
      Series B 5% Cumulative Non-Voting
      Preferred stock, $5.30 stated value,
      490,000 authorized, 400,000 issued and
      outstanding                                $   2,120,000      $  (2,119,973)     $          27

      Series D 6% Cumulative Non-Voting
      Preferred stock, $10.60 stated value,
      279,657 authorized, 196,340 issued and
      outstanding                                    2,081,204         (1,879,751)           201,453

      Series E 6% Cumulative Non-Voting
      Preferred stock, $30.00 stated value,
      157,500 authorized, 126,252 issued and
      outstanding (excluding 20,000 shares
      subscribed for)                                3,787,560         (3,307,410)           480,150

      Common Stock, $.10 par value,
      50,000,000 shares authorized,
      14,618,352 shares issued and
      outstanding.(1)                                1,461,835            803,186          2,265,021
Additional paid-in capital                          11,982,324         10,519,371         24,665,369
Accumulated deficit                                (21,954,236)        (2,186,133)       (22,501,695)
                                                 -------------      -------------      -------------
     Total shareholders' equity                       (521,313)         1,829,290          1,307,977
                                                 -------------      -------------      -------------
TOTAL CAPITALIZATION                             ($    405,404)     $   1,814,663      $   2,220,067
                                                 =============      =============      =============

(1) Shares reflected as issued and outstanding excludes 200,250 shares of Common Stock held in treasury. As of March 31, 1999, the shares of Common Stock issued and outstanding included the following Common Stock offered by this Prospectus:
(i) 900,000 shares of Common Stock issued upon conversion of 90,000 shares of Series B Preferred; (ii) 420,000 shares of Common Stock issued upon conversion of Class A Warrants granted in conjunction with the Notes; (iii) 10,286 shares of Common Stock representing the unpaid accrued interest on the Notes; (iv) 990,570 shares of Common Stock issued upon conversion of 99,057 shares of Series C Preferred; (v) 833,170 shares of Common Stock issued upon conversion of 83,317 shares of Series D Preferred; (vi) 445,900 shares of Common Stock issued as compensation to employees and consultants; (vii) 50,000 shares of Common Stock issued as dividends to the Holders of Series B, C & D Preferred Shares; and
(viii) 293,185 shares of Common Stock previously disputed in litigation. See "Business -- Legal Proceedings."

(2) Includes: (1) the conversion of 399,995 shares of Series B Preferred into 3,999,950 shares of Common Stock; (2) the conversion of 177,335 shares of Series D Preferred into 1,773,350 shares of Common Stock; (3) the issuance of an additional 20,000 shares of Series E Preferred; (4) the conversion of 130,247 shares of Series E Preferred into 1,302,470 shares of Common Stock; (5) 900,333 shares of Common Stock sold through the Private Placement; (6) 52,200 shares of Common Stock issued as compensation; (7) 12,057 shares of Common Stock issued as dividends to the Holders of the Series B, D and E Preferred shares; and (8) 8,500 shares of Common Stock returned to authorized but unissued. An adjustment for 743,250 shares of Common Stock returned to authorized but unissued was previously recorded and reflected in the Capitalization Table as of March 31, 1999.

     The information contained on page 24 under the heading "Business - Legal Proceedings" is supplemented by the following:

     We have agreed to settle lawsuits related to our relationship with a former consultant, Kenneth O'Neal (O'Neal) and a firm which he controls, Argus Management, Inc. (Argus). On December 18, 1997, Argus filed a lawsuit in Kerr County, Texas, 216th Judicial District, to collect on two promissory notes in the aggregate principal amount of $200,000. We vigorously defended this lawsuit and filed a related suit against O'Neal and Argus in Travis County, Texas on February 6, 1998, alleging fraud, usury in connection with the promissory notes, and seeking an order from the Court demanding that Argus transfer 293,185 shares of our common stock, held by Argus, to various stockholders who have previously purchased such shares (the Argus Related Shares). The agreed upon settlement provides that Argus return 200,250 shares of our common stock to us, that we tender $250,000 to Argus and that we issue the balance of 92,935 shares of common stock as restricted shares. The parties have agreed to cancel the two promissory notes from us to Argus and release all other claims among the parties.

     In July 1999, we were sued by our former president and chief technology officer seeking more than $50,000, excluding costs and attorneys' fees. A settlement was reached during mediation on September 20, 1999. Formal settlement documents are being prepared for execution by the parties to the lawsuit. The terms of the settlement are confidential, but we believe that the performance of our obligations under the settlement agreement will not have a material adverse effect on the Company's results of operations or financial condition.


     The information contained in the table on page 24 under the heading "Management - Executive Officers and Directors" is superseded by the following:

     As of October 30, 1999, MSHI's current executive officers and directors, their ages, titles and tenure are:

                                                                                                PERIOD FROM
      NAME                         AGE                     POSITION                             WHICH SERVED
      ----                         ---                     --------                             ------------

Robert J. Gibbs                     44     President, Chief Executive Officer, and Director     June 14, 1999

Dr. Robert Frank                    48     Executive Vice President and Chief Operating         August 9, 1999
                                           Officer

Douglas W. Banister                 37     Vice President and Chief Financial Officer           August 9, 1999

Glenn Birk                          30     Vice President of Sales                              February 22, 1999

Gary Fortin                         37     Vice President of Marketing                          August 9, 1999

Stephen Hoelscher                   40     Secretary and Chief Accounting Officer               April 20, 1999

Robert Hersch                       32     Vice President of Corporate Finance                  August 9, 1999

Patricia V. Hrabina                 50     Vice President of Human Resources                    August 9, 1999

Cliff Luckey                        40     Vice President and Chief Technology Officer          August 9, 1999

Chris Brickler                      28     Director                                             October 8, 1999

Blandina Cardenas(1)                43     Director                                             February 16, 1998

Ernesto M. Chavarria(1)             43     Director                                             February 16, 1998

Daniel Dornier(1)                   36     Director                                             July 21, 1998

Steve Metzger(2)                    47     Director                                             August 26, 1999

Humbert Powell, III(2)              61     Director                                             August 9, 1999

Dr. Davinder Sethi(2)               52     Director                                             August 9, 1999

     (1) Member of the audit committee.

     (2) Member of the compensation committee

     The Company has no knowledge of any arrangement or understanding in existence between any executive officer named above and any other person pursuant to which any such executive officer was or is to be elected to such office or offices. All officers of the Company serve at the pleasure of the Board of Directors. All Officers of the Company will hold office until the next annual meeting of the Stockholders of the Company.

     The information contained on page 25 under the heading "Management - Biographical Information" is superseded by the following:

     Robert J. Gibbs joined the Company in June 1999 as President and Chief Executive Officer. From 1997 to 1999, Mr. Gibbs founded and served as a consultant with Sigma Solutions Group, which provides executive management services for high tech startup companies. From 1990 to 1997, Mr. Gibbs served as President, Executive Vice President and Chief Financial Officer of Uniden America Corporation, a wireless products and services company. He received a Bachelor of Science in Finance from the University of Colorado and received a Master of Business Administration from Southern Methodist University.

     Dr. Robert Frank, Executive Vice President and Chief Operating Officer, joined the Company in August 1999. From 1993 to 1998, Dr. Frank founded and managed CORSEARCH, Inc., a trademark research firm. He serves as a member of the Board of Governors for the Brand Names Education Foundation and a member of the University of Missouri Development Council. He received his Doctorate from the University of Missouri-Columbia.

     Douglas W. Banister, Vice President of Finance and Chief Financial Officer, joined the Company in June 1999. From 1990 to 1999, Mr. Banister served as Accounting Manager, Vice President and Chief Financial Officer of Uniden America Corporation. From 1987 to 1990, Mr. Banister served as Controller for D.R. Horton Custom Homes, a national home builder. From 1983 to 1987, he served as a Senior Auditor with Ernst & Young, L.L.P. in its audit department. He received a Bachelor of Business Administration in Accounting from Texas Wesleyan University. He has been a Certified Public Accountant since 1986.

     Glenn Birk joined the Company in February 1999 as Vice President of Sales. From 1997 to 1999, Mr. Birk served as an Account Executive with GTE/BBN. From 1996 to 1997, he served as an Account Executive with Lawson Software. From 1994 to 1996, he served as an Account Executive with AT&T Corp. From 1990 to 1994, he served as an Account Executive with NCR Comten. He received a Bachelor of Business Administration in Marketing from the University of Texas at Austin.

     Gary Fortin, Vice President of Marketing, joined the Company in September 1998. In 1998, he was an Account Executive with GTE Communications Corporation. In 1997, he was a Digital Network Account Executive with AT&T Corp. For the previous ten years, Mr. Fortin was a principal in Team Alpha Marketing and Photografique Productions. Mr. Fortin received a Bachelor of Arts degree in Marketing from the University of Maryland.

     Stephen Hoelscher, CPA, Secretary, and Chief Accounting Officer, has 18 years of accounting and auditing experience. Mr. Hoelscher has served as MSHI's Controller since 1997. Prior to joining the Company, Mr. Hoelscher was the Controller for Protos Software Company in Georgetown, Texas for two years. Mr. Hoelscher was an Audit Manager with Brown, Graham and Company, P.C. for the seven years immediately preceding his time at Protos. His background includes work with public companies, banks, and government entities. His responsibilities include managing the accounting department, establishing banking and external audit relationships, and meeting SEC requirements. Mr. Hoelscher received a Bachelors of Business Administration in Accounting from West Texas A&M University (formerly West Texas State University) in Canyon, Texas in 1981.

     Robert Hersch, Vice President of Corporate Finance, joined the Company in August 1999. From 1996 to 1999, he was an independent consultant in the areas of corporate finance, investor relations, and mergers and acquisitions. From 1994 to 1996, he was Chief Accounting Officer, Executive Vice President, and a Director of American Bingo & Gaming Corp.

     Patricia V. Hrabina, Vice President of Human Resources, joined the Company in July 1999. From 1998 to 1999, Ms. Hrabina was an independent consultant. From 1997 to 1998, Ms. Hrabina was the Vice President of Human Resources for AMBAC Connect, Inc. From 1988 to 1997, Ms. Hrabina was the Vice President of Human Resources of Prime II Management, Inc. She received a Bachelor of Business Administration degree from the University of St. Thomas in Houston, Texas.

     Cliff Luckey, Vice President of Technology and Solutions and Chief Technology Officer, joined the Company in August 1999. From 1996 to 1999, Mr. Luckey served as Director of GTE's Enterprise Management Center, which provided applications resolution support, network management and network design. From 1995 to 1996, Mr. Luckey was a Staff Manager managing engineers for Motorola. Mr. Luckey received his technological training as a Hawk Missile Engineer from the United States Army Air Defense School.

     Chris Brickler has been a director of the Company since October 8, 1999. Since December 1998, Mr. Brickler has served as Vice-President - Marketing, BT Global Business Markets based in London. From 1994 through 1998, Mr. Brickler served in various positions with GTE, where he led many aspects of the development of Internet technology within GTE and the industry. Mr. Brickler holds a B.B.A. in Marketing from the University of Texas at Austin.

     Blandina Cardenas has been a Director of the Company since November 1997. Since 1995, Dr. Cardenas has been an Associate Professor of Education Leadership at the University of Texas at San Antonio. From 1992 to 1995, she was a Professor at Southwest Texas State University. She received a Doctorate in Educational Leadership from the University of Massachusetts at Amherst and a Bachelor in Journalism from the University of Texas at Austin.

     Ernesto M. Chavarria has been a director of the Company since November 1997. Mr. Chavarria has been with ITBR, Inc., an international consulting company, since 1978 and has served as its President since 1990.

     Daniel Dornier has been a director of the Company since July 1998. Since 1995, Mr. Dornier has been the president of Dornier Capital Advisers, an investment-portfolio management company. From 1993 and 1995, Mr. Dornier was a private investment manager for various companies owned by the Dornier family. From 1991 to 1993, he was an investment banker at SBC Warburg, Dillon, Reed. He received a Master of Business Administration from the City University of Bellevue, Washington (the Zurich, Switzerland campus). He received a Bachelor of Business Administration degree from the University of Nuertingen, Germany.

     Stephen J. Metzger has been a director of the Company since August 1999. From 1998 to 1999, he was the chief executive officer of Waller Creek Communications, an Austin, Texas based competitive local exchange carrier. From 1994 to present, Mr. Metzger founded and manages Manchester International Incorporated, a company which provides interim management, strategy, business development, specialized training and investment consulting to telecommunications carriers, computer companies and network equipment providers. From 1991 to 1993, Mr. Metzger was president and chief executive officer of NetCommand, a consulting firm specializing in the development of Internet services, EDI and electronic commerce strategy, products and organizations for global corporations, international carriers and value added networks.

     Humbert Powell has been a director of the Company since August 1999. Since 1997, he has been a Managing Director of Sanders Morris Mundy, a NASD-member investment banking firm. From 1995 to 1997, Mr. Powell was Vice Chairman and Director of Marleau, Lemire, Securities, Inc. and Chairman of the Board of Marleau, Lemire USA. From 1988 through February 1995, Mr. Powell served as a Senior Managing Director in the Corporate Finance Department of Bear Stearns & Co. Mr. Powell currently serves as a director for Bikers Dream Inc., Evolve, Lawman Corp., Millennium Vue Inc. and Osicom Technologies Inc., and as a trustee of Salem-Teikyo University. Mr. Powell received degrees in Business and Economics from the University of Florida and Salem University.

     Dr. Davinder Sethi has been a Director of the Company since August 1999. Since 1996, he has been an independent advisor and investor in the fields of information technologies and finance. From 1990 to 1996, he served as Director and Senior Advisor to Barclays de Zoete Wedd. Dr. Sethi currently serves as a director of Pamet Systems, Inc., where he also serves on the Audit and Compensation Committees. Dr. Sethi received a Doctorate and a Master degree in Operations Research, Economics and Statistics from the University of California at Berkeley and is a graduate of the Executive Management Program from Pennsylvania State University.

     The information contained on page 26 under the heading "Management - Recent Changes" is supplemented by the following:

     In June 1999, we hired Robert Gibbs, our President and Chief Executive Officer, and Douglas W. Banister, our Chief Financial Officer and Vice President of Finance. In July 1999, Roger M. Lane, our previous Chief Operating Officer was terminated, and we hired Patricia Hrabina, our Vice President of Human Resources. In August 1999, we hired Cliff Luckey, our Chief Technology Officer and Vice President of Technology and Solutions, Robert Frank, our Chief Operating Officer and Executive Vice President, and Robert Hersch, our Vice President of Corporate Finance. This new management team has not had the opportunity to work together in the past and there is no assurance they will be able to successfully lead the company into profitability.

     On August 9, 1999, our shareholders voted to and did thereby elect Ernesto
M. Chavarria, Blandina Cardenas, Daniel Dornier, Robert J. Gibbs, Humbert Powell, III, and Davinder Sethi to the Board of Directors. Jose Chavez, Mitchell Kettrick and Jon J. King did not stand for re-election. The information contained in our Definitive Proxy Statement filed with the SEC on Form DEF 14A on July 8, 1999, is hereby incorporated by reference. On August 26, 1999, Stephen J. Metzger was elected to the Board to fill a vacancy.

     The information contained in the table appearing on page 30 under the heading "Principal Shareholders" in the prospectus is supplemented by the information appearing in the table below:

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1999, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each Named Executive, and (iv) all directors and officers of the Company as a group. The tabulation further reflects an adjustment divesting Jose Chavez, one of our former officers and directors, of 3,562,500 shares of Common Stock pursuant to the settlement agreement between the parties in the matter of Andrew Ramirez versus Jose Chavez. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have investment and voting power with respect to such shares, subject to community property laws where applicable.


            NAME AND ADDRESS                   NUMBER OF            PERCENT OF             PERCENT OF
                                                SHARES             OUTSTANDING           FULLY DILUTED
                                                                    SHARES(1)               SHARES(2)
=========================================  =================  ====================== ======================

Glenn Birk(3)                                          1,500          0.01%                  0.01%
501 Waller Street
Austin, Texas 78702

Blandina Cardenas(3)                                   5,000          0.02%                  0.02%
501 Waller Street
Austin, Texas 78702

Ernesto Chavarria(3)(4)                              150,000          0.33%                  0.52%
501 Waller Street
Austin, Texas 78702

Jose Chavez(5)                                     3,112,500         13.30%                 10.86%
8021 Bottle Brush
Austin, Texas 78750

Daniel Dornier(6)                                    340,000           1.50%                  1.19%
501 Waller Street
Austin, Texas 78702

Entrepreneurial Investors Ltd.(7)                  8,266,221          25.90%                 28.85%
P.O. Box 40643
Freeport, G.B., Bahamas

Stephen Hoelscher (8)                                 22,000           0.10%                  0.08%
501 Waller Street
Austin, Texas 78702

Mitchell Kettrick(9)                               1,475,000           6.29%                  5.15%
210 N. Park St.
Brenham, Texas 77833

Andrew Reyes Ramirez(10)                           3,562,500          15.73%                 12.43%
40 North IH 35, TH-6
Austin, Texas 78701

All Directors and                                  5,104,500          21.54%                 17.82%
Officers as a Group(11)

     (1) Calculations are based on 22,650,212 outstanding shares of Common Stock as of June 30, 1999. All common shares held by the Officers and Directors listed above are "restricted securities" and as such are subject to limitations on resale. The shares held by the officers and directors may be sold pursuant to Rule 144 under certain circumstances, subject to certain LockUp Agreements. See "Shares Eligible for Future Sale - Lock-Up Agreements."

     (2) Assumes conversion of all options and warrants held by the above named group. Calculations of fully diluted ownership are based on 28,650,166 shares of Common Stock which would be issued and outstanding if all of the Series B, Series C, Series D, and Series E Preferred shares were converted, all the of the Warrants and Options outstanding as of June 30, 1999 were exercised.

     (3) These directors are the beneficial owners of shares issued as additional compensation. The outstanding shares reflected are contained within the shares being registered hereunder. These officers and directors are included in this table for disclosure purposes only.

     (4) Includes 75,000 shares of Common Stock outstanding and 75,000 shares issuable upon the exercise of options granted to ITBR, Inc., a consulting company controlled by Mr. Chavarria, for services rendered.

     (5) Includes 3,012,500 shares of Common Stock outstanding and 100,000 shares of Common Stock issuable upon exercise of Mr. Chavez's Options.

     (6) Includes 339,950 shares of Common Stock, 79,950 of which were issued upon the conversion of 7,995 shares of Series E Preferred, and 50 shares issuable upon conversion of 5 Shares of Series E Preferred.

     (7) Entrepreneurial Investors, Ltd.("EIL") is the beneficial owner of an aggregate of 8,266,221 shares of Common Stock consisting of: (i) 943,400 shares of Common Stock issued upon conversion of 94,340 shares of Series C Preferred, (ii) 4,943,300 shares of Common Stock issued upon conversion of 399,995 shares of Series B and 94,335 shares of Series D Preferred, (iii) 100 shares of Common Stock issuable upon conversion of 5 shares of Series B and 5 shares of Series D Preferred, (iv) 2,400,000 shares of Common Stock issuable upon the exercise of Class A Warrants granted in conjunction with the Private Placement Phase I, and (v) 56,521 shares of Common Stock issued as dividends on the Series B, C, and D Preferred, less (vi) 77,100 shares transferred to Global Securities Company in the first quarter of our fiscal year 2000.

     (8) Includes 19,000 shares of Common Stock held by Mr. Hoelscher and 3,000 shares of Common Stock held by Mr. Hoelscher's three children, 1,000 shares each.

     (9) Includes 1,425,000 shares of Common Stock outstanding and 50,000 shares of Common Stock issuable upon the exercise of Mr. Kettrick's Options.

     (10) Includes 3,562,500 shares of Common Stock divested from Jose Chavez and vested in Mr. Ramirez pursuant to the parties' settlement of Ramirez v. Chavez. See "Business - Legal Proceedings."

     (11) Includes 4,879,450 shares of Common Stock outstanding, 50 shares of Common Stock issuable upon the conversion of 5 shares of the Series E Preferred held by Mr. Dornier, 100,000 shares of Common Stock issuable upon exercise of Mr. Chavez's Options, 50,000 shares of Common Stock issuable upon exercise of Mr. Kettrick's Options and 75,000 shares of Common Stock issuable upon the exercise of Options granted to Ernesto Chavarria.

     The information contained in footnote 16, and the text associated therewith, of the table appearing on pages 32 through 35 under the heading "Selling Shareholders" in the prospectus is superseded by the following:

                                 RELATION
NAME                             TO MSHI     TOTAL SHARES     PERCENT(+)
----                             -------     ------------     ----------
Adjustments(16)                                575,597

(16) This number includes 575,600 shares of Common Stock previously registered but no longer included in the Selling Shareholders table, including: (i) 543,000 shares of Common Stock that were issuable upon satisfaction of a note receivable payable in cash or certain intellectual property rights, said Note having since been canceled and the underlying Subscription Agreement rescinded, See Note 10 to the financial statements; (ii) 9,600 shares of Common Stock issued to Laura Chavez; (iii) 3,500 shares of Common Stock issued to Tammie Delaney; (iv) 12,000 shares of Common Stock issued to Katina Kettrick; and (v) 7,500 shares of Common Stock issued to Lilia I. Mena. This number further reflects an adjustment of three (3) shares which were included in the "Selling Shareholder" table due to a rounding error at the time of the initial filing in the 50,000 shares of Common Stock issuable as dividends to the Series B, C and D Preferred Holders.

--------------------------------------------------------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 FORM 10-QSB/A

          [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999
                                                          or
          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [No Fee Required]

                             ----------------------

                         Commission File Number 0-8164

                               MSI HOLDINGS, INC.
 (herein referred to as "Registrant", "Company", "MSHI", "we", "us", and "our")
               (Exact name of registrant as specified in charter)


                 UTAH                                         87-0280886

(State of incorporation or organization)                (IRS Employer I.D. No.)

    501 WALLER STREET AUSTIN, TEXAS                             78702

(Address of principal executive offices)                      (Zip Code)

         (Issuer's telephone number, including area code) 512-476-6925

        Securities registered pursuant to section 12(b) of the Act: NONE

          Securities registered pursuant to section 12(g) of the Act:
                         COMMON STOCK, PAR VALUE $.10

Check whether the Issuer (1) filed all reports required to be filed by section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to such filing requirements for the past 90 days.
(1) Yes [X] NO [ ]         (2) Yes [X] No [ ]

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-QSB or any amendment to this Form 10-QSB. [ ]


As of June 30, 1999 the Registrant had 22,650,212 shares of common stock issued and outstanding.

Transitional Small Business Disclosure Format (check one): Yes (X) NO ( )


--------------------------------------------------------------------------------

                               MSI HOLDINGS, INC.

                                 FORM 10-QSB/A
                      FOR THE QUARTER ENDED JUNE 30, 1999

                                     INDEX

PART I - FINANCIAL INFORMATION                                                  PAGE

         Item 1.           Consolidated Financial Statements (unaudited)          3

         Item 2.           Management's Discussion and Analysis of Financial
                           Condition and Results of Operations                    9


PART II - OTHER INFORMATION

         Item 1.           Legal Proceedings                                      12

         Item 2.           Changes in Securities and Use of Proceeds              12

         Item 3.           Defaults on Senior Securities                          12

         Item 4.           Submission of Matters to a Vote of Security Holders    12

         Item 5.           Other Matters                                          12

         Item 6.           Exhibits and Reports on Form 8-K                       12

SIGNATURE PAGE                                                                    13

                         PART 1. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

MSI HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

ASSETS                                                                                             June 30,
  Current assets                                                                                     1999
                                                                                                 ------------
                                                                                                  (restated)
      Cash                                                                                       $    385,132
      Accounts receivable - trade                                                                     403,169
      Inventory                                                                                        14,742
      Other receivables - advances                                                                     78,377
      Other current assets                                                                             57,516
                                                                                                 ------------
            Total current assets                                                                      938,936
 Property, plant, and equipment, net                                                                2,047,785
                                                                                                 ------------
 TOTAL ASSETS                                                                                    $  2,986,721
                                                                                                 ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
      Accounts payable - trade                                                                   $    309,748
      Other accrued expenses                                                                          141,442
      Current maturities of notes payable                                                             196,728
      Current portion of obligations under capital leases                                             118,736
                                                                                                 ------------
      Total current liabilities                                                                       766,654

 Long-term liabilities
      Notes payable                                                                                    42,224
      Obligations under capital leases                                                                667,447
      Deferred rent                                                                                   202,419
                                                                                                 ------------
            Total long-term liabilities                                                               912,090
  Commitments and contingencies                                                                            --
                                                                                                 ------------
      Total liabilities                                                                             1,678,744
                                                                                                 ------------

 Stockholders' equity
      Preferred stock; 10,000,000 shares authorized:
           Convertible preferred stock Series B; $5.30 stated value; 490,000 authorized,
           5 shares issued  and outstanding                                                                27
           Convertible preferred stock Series D; $10.60 stated value; 279,657 authorized,
           19,005 shares issued and outstanding                                                       201,453
           Convertible preferred stock Series E; $30.00 stated value; 157,500 authorized,
           16,005 shares issued and outstanding                                                       480,150
      Common stock at $.10 par value; 50,000,000 authorized, 22,650,212
            shares (excluding 200,250 shares held in treasury) issued and outstanding               2,265,021
      Additional paid-in capital                                                                   22,501,695
      Accumulated deficit                                                                         (24,140,369)
                                                                                                 ------------
            Total stockholders' equity                                                              1,307,977
                                                                                                 ------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      $  2,986,721
                                                                                                 ============


The accompanying notes are an integral part of these financial statements

MSI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                       Three months ended
                                                                            June 30,
                                                                   1999                 1998
                                                               ------------         ------------
Revenues:                                                       (restated)
     Hardware, software and peripherals                        $    120,287         $    503,632
     Networks, LAN/WAN                                               58,990               23,898
     Service, support and integration                               260,789               74,099
     Broadband Internet services                                      9,077                   --
                                                               ------------         ------------
                                                                    449,143              601,629
                                                               ------------         ------------

 Cost of Goods Sold:
     Hardware, software and peripherals                             185,912              419,204
     Networks, LAN/WAN                                              194,482               17,207
     Service, support and integration                                81,386               64,735
     Broadband Internet services                                     45,666                   --
                                                               ------------         ------------
                                                                    507,446              501,146
                                                               ------------         ------------
 Gross margin                                                       (58,303)             100,483
                                                               ------------         ------------

 Selling, General and Administrative Expenses:

     Salaries and benefits                                          696,214              668,933
     Professional fees and consultants                              414,497              295,442
     Occupancy                                                       94,560               89,679
     Depreciation and amortization                                   97,586               52,991
     Vehicle expense                                                  7,229               34,610
     Other Expense                                                  100,176               99,375
                                                               ------------         ------------
     Total Selling, General and Administrative Expenses           1,410,262            1,241,030
     Interest expense, net                                           48,556              391,636
                                                               ------------         ------------

 Net Loss                                                      $ (1,517,121)        $ (1,532,183)
                                                               ============         ============

 Preferred stock dividends and discounts                           (669,013)          (4,005,641)
                                                               ------------         ------------

 Net loss to Common stockholders                               $ (2,186,134)        $ (5,537,824)
                                                               ============         ============

 Basic and diluted net loss per share                          $      (0.12)        $      (0.48)
                                                               ============         ============

 Basic and diluted weighted average shares outstanding           18,453,956           11,507,002
                                                               ============         ============




The accompanying notes are an integral part of these financial statements.

MSI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                    Three months ended
                                                                                         June 30,
                                                                                 1999                 1998
                                                                              -----------         -----------
Cash flows from operating activities:                                          (restated)
   Net loss                                                                   $(1,517,121)        $(1,532,183)
       Adjustments to reconcile net loss to net cash used in operating activities:
         Depreciation and amortization expense                                     97,586              52,991
         Amortization of debt discount                                                 --             371,000
         Amortization of deferred rent                                             10,135                  --
      Common stock and options issued for compensation                                 --             109,500
     Changes in operating assets and liabilities:
        Accounts receivable - trade                                               172,062            (154,314)
        Inventory                                                                 (14,742)             99,451
        Other receivables - advances                                                1,322             (91,140)
        Accounts payable - trade                                               (1,463,463)           (110,797)
        Other accrued expenses                                                     (2,043)             37,037
                                                                              -----------         -----------
 Net cash used in operating activities                                         (2,716,264)         (1,218,455)
                                                                              -----------         -----------

 Cash flows from investing activities:
        Purchase of property, plant, and equipment                               (117,716)           (193,071)
        Proceeds from sales leaseback transaction                                 127,685                  --
                                                                              -----------         -----------
 Net cash used in investing activities                                              9,969            (193,071)
                                                                              -----------         -----------

 Cash flows from financing activities:
    Payments on bank line of credit                                              (200,000)           (158,966)
    Payments on notes payable                                                     (49,973)           (170,900)
    Payments on obligations under capital leases                                  (13,481)            (22,404)
    Proceeds - private placement of preferred stock                               526,800           1,746,094
    Proceeds - issuance of restricted common stock                              2,819,610                  --
                                                                              -----------         -----------
 Net cash provided by financing activities                                      3,082,956           1,393,824
                                                                              -----------         -----------

 NET CHANGE IN CASH                                                               376,661             (17,702)
 CASH AT BEGINNING OF PERIOD                                                        8,471              25,786
                                                                              ===========         ===========
 CASH AT END OF PERIOD                                                        $   385,132         $     8,084
                                                                              ===========         ===========



The accompanying notes are an integral part of these financial statements.

MSI HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                           Three months ended
                                                                                                June 30,
                                                                                          1999             1998
                                                                                       ----------       ----------
Supplemental disclosure:                                                               (restated)
  Cash paid during the year for:
         Interest                                                                       $ 44,491        $   20,636

 Supplemental schedule of non-cash investing and financing activities: Preferred stock issued for :
           Placement agent fees                                                         $     --        $  100,350
      Stock options or warrants issued for:
           Placement agent fees                                                               --           539,619
      Common stock issued for:
           Preferred stock dividends                                                      69,013            66,743
      Discount on preferred stock issued                                                 600,000         3,938,898



The accompanying notes are an integral part of these financial statements.

MSI HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
JUNE 30, 1999 (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principals and the rules of the Securities and Exchange Commission (the SEC), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's latest annual Report filed with the SEC on Form 10-KSB. In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of financial position and results of operations for the interim periods presented have been reflected herein. The results of operation are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the year ended March 31, 1999, as reported in the Form 10-KSB as amended have been omitted.

GOING CONCERN:

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $1,517,121 for the three months ended June 30, 1999. The ability of the Company to continue as a going concern is dependent on the Company obtaining additional financing to fund operations and capital improvements.

At March 31, 1999, the Company had completed arrangements with a private investment group for the private placement of up to 1.5 million shares of the Company's Common Stock to raise approximately $4.5 million in capital. From April through July 15, 1999, the Company received approximately $3.2 million in this private placement. The Company received $526,800 in net proceeds from the private placement of 20,000 shares of the Company's Series E Preferred Stock, $30 stated value (the "Series E Preferred") during the three months ended June 30, 1999. These funds have been used to retire debt, decrease past due accounts payable and pay operating expenses. In addition, management closed a substantial contract with GTE during the year ended March 31, 1999. In the first quarter of fiscal year 2000, the Company established an affiliation with Southwestern Bell as a Digital Subscriber Line ("xDSL") service reseller which will foster its ability to provide state-of-the-art connectivity services.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

COMPREHENSIVE INCOME:

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. The Company adopted SFAS No. 130 during 1998. There was no impact to the Company as a result of the adoption of SFAS No. 130, as there were no differences between net loss and comprehensive loss for the periods presented.

NOTE 2 - BANK LINE OF CREDIT

The Company had a secured line of credit agreement with a bank which was paid in full at April 30, 1999 and was not renewed.

NOTE 3 - NOTES PAYABLE

The Company was out of compliance with debt covenants on certain notes payable as of June 30, 1999. Amounts outstanding related to these notes have been classified as current liabilities.

NOTE 4 - STOCKHOLDERS' EQUITY

During the three months ended June 30, 1999, the Company received gross proceeds of $600,000 from the Private Placement of 20,000 shares of Series E, 6% Cumulative Convertible Non-Voting Preferred Stock, Stated value $30.00 per share. The Company paid $73,200 in cash for payment of commission fees of the Private Placement. Each share of Preferred E stock is initially convertible into ten shares of the Company's Common Stock.

At the time of issuance the Series E Preferred Stock was convertible to Common Stock at an amount that was "in-the-money". This beneficial conversion feature was limited to the proceeds of the offering and was accounted for as an increase to additional paid in capital and an in-substance dividend to the related preferred stockholders. The beneficial conversion feature resulted in the recognition of a discount of $600,000 in the quarter ended June 30, 1999, which is equivalent to the gross proceeds of the offering.

During the quarter ended June 30, 1999, 399,995 shares of Series B, 177,335 shares of Series D, and 130,247 shares of Series E Preferred Stock were collectively converted to 7,075,770 shares of Common Stock.

During the quarter ended June 30, 1999, the Company issued 944,033 shares of common stock in a private placement resulting in net proceeds of $2,819,610. The Company paid $115,000 in cash and issued 15,000 shares of common stock for payment of commission fees of the private placement.

During the quarter ended June 30, 1999, 12,057 shares of common stock were issued as preferred stock dividends and were recorded as a reduction of retained earnings in the amount of $69,013.

NOTE 5 - RESTATEMENT OF EARNINGS

The Company has restated earnings for the period ended June 30, 1999 primarily to effect for the limitation of dividend recognition related to the beneficial conversion features on the convertible preferred stock issuances. Previously, the Company did not limit the recognition of a discount and the related dividend to the proceeds raised in the issuance. The following table shows the restated results of operations for the period compared to previously reported results:


                                                              As Restated         Previously Reported
                                                             --------------      -----------------------

    Net loss                                            $      (1,517,121)    $             (1,799,857)
    Preferred stock dividends and discounts                      (669,013)                     (69,013)
    Net loss applicable to common stockholders                 (2,186,134)                  (1,868,870)
    Basic and diluted net loss per share                            (0.12)                       (0.09)

NOTE 6 - CONTINGENCIES AND LEGAL MATTERS

During the year ended March 31, 1999, the Company incurred a business obligation with a consulting firm whose principal is an officer of the Company, and an individual, who is a Director of the Company. The consulting firm also has a financial arrangement with another Director of the Company. The consulting firm is claiming compensation of 250,000 shares of the Company's common stock for services allegedly performed. The Company disputes the validity of the claim. As of September 28, 1999, no compromise of this claim has been reached.

NOTE 7 - SUBSEQUENT EVENTS

Subsequent to June 30, 1999, an additional 8,000 shares of the Company's Series E Preferred Stock were converted into 80,000 shares of the Company's Common Stock.

On July 28, 1999, the Company was sued by its former President seeking more than $50,000, excluding costs and attorneys' fees. A settlement was reached during mediation on September 20, 1999. Formal settlement documents are being prepared for execution by the parties to the lawsuit. The terms of settlement are confidential, but there is no material adverse effect on the Company's results of operations or financial condition from the settlement terms.

On August 9, 1999, the stockholders approved an amendment to the 1998 Stock Option Plan to increase the number of common shares reserved for future issuance from 1,500,000 to 4,500,000 shares.

On August 9, 1999, the stockholders approved the Non-Employee Directors Stock Option Plan. The Plan provides for the grant of nonqualified options, as defined by the Internal Revenue Code, to directors who are not employees of the Company.

In September 1999, we received $1,250,000 in bridge loans from three accredited individuals. These promissory notes bear interest of 8 1/4% per annum and mature in March 2000 or upon consummation of a secondary public offering, whichever is sooner. In connection with these loans, stock warrants were issued to purchase an aggregate of 125,000 shares of our common stock with an exercise price of $0.10 per share. The shares of common stock into which these warrants are exercisable as "restricted" securities and are subject to the provisions of Rule 144 under the Securities Act.

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This quarterly report on Form 10-QSB contains forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. Words used in this report such as "believe", "anticipate", "expect", "may", "will" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect any future events or circumstances. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, including those under the section entitled "OTHER FACTORS THAT MAY AFFECT OPERATING RESULTS," which consist primarily of a brief discussion of certain risks which are in their entirety forward-looking statements, and those included in the Company's other reports previously filed with the commission, including the disclosures in the "RISK FACTORS" section appearing in the Form 10-KSB, as amended, for the fiscal year ended March 31, 1999.

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with (i) the financial statements and accompanying notes appearing in this Quarterly Report, and
(ii)the Company's financial statements and accompanying notes appearing in the Company's Form 10-KSB, as amended, for the fiscal year ended March 31, 1999, as filed with the Commission.

RESULTS OF OPERATIONS

    Quarter Ended June 30, 1999, compared with the Quarter Ended June 30, 1998:

                                Comparison Table


                                                       HARDWARE
                                                       SOFTWARE                        SERVICE,
                                        BROADBAND        AND           NETWORKS       SUPPORT AND
                                        INTERNET      PERIPHERALS      LAN/WAN        INTEGRATION       TOTAL
                                      ------------    ------------    ------------    ------------   ------------

QUARTER ENDED JUNE 30, 1999

Revenues                              $      9,077    $    120,287    $     58,990    $    260,789   $    449,143

Cost of goods sold                          45,666         185,912         194,482          81,386        507,446

Gross profit (loss)($)                     (36,589)        (65,625)       (135,492)        179,403        (58,303)

Gross profit (loss)(%)                     (403.10)          (54.6)         (229.7)           68.8          (13.0)

QUARTER ENDED JUNE 30, 1998

Revenues                              $         --    $    503,632    $     23,898    $     74,099   $    601,629

Cost of goods sold                              --         419,204          17,207          64,735        501,146

Gross profit (loss)($)                          --          84,428           6,691           9,364        100,483

Gross profit (loss)(%)                          --            16.8            28.0            12.6           16.7

INCREASE/(DECREASE)


Revenues                              $      9,077    $   (383,345)   $     35,092    $    186,690   $   (152,486)

Cost of goods sold                          45,666        (233,292)        177,275          16,651          6,300

Gross profit (loss)($)                     (36,589)       (150,053)       (142,183)        170,039       (158,786)

Gross profit (loss)(%)                      (403.1)          (71.4)         (257.7)           56.2          (29.7)

         Total revenues for the quarter ended June 30, 1999, decreased $152,486, or 25.3%, from the total revenues recorded for the same period in the prior year. This was caused by a decrease of $383,345 in hardware, software and peripherals revenue, which was partially offset by increases in revenues from network LAN/ WAN and service, support and integration, and the addition of broadband Internet services. The revenue from broadband Internet services was $9,077 and only represents revenues from the initiation of the service in late June 1999 through the end of the quarter. The decrease in hardware, software and peripherals reflects a reduction in large one-time sales to governmental agencies. This is a direct result of our shift in focus from hardware, software and peripherals to broadband Internet services. The increase of $35,092 in network LAN/ WAN revenues was due to normal fluctuations in installation projects that were in place during each period. The $186,690 increase in service, support and integration revenues is due to increased activity on our service contract with Siemens Nixdorf.

         Cost of goods sold for the quarter ended June 30, 1999, increased $6,300, or 1.3%, from the same period in the prior year. The total cost of goods sold includes $45,666 related to broadband Internet services that were not offered in 1998. The cost of goods sold related to network LAN/ WAN increased $177,275, and the cost of goods sold related to service, support, and integration increased $16,651. There was a decrease of $233,292 in cost of goods sold for hardware, software and peripherals due to the corresponding reduction in revenues.

         The gross margin for the quarter ended June 30, 1999, was ($58,303), or (13.0%) of total revenue, compared to a gross margin of $100,483, or 16.7% of total revenue, for the same period in the prior year. The gross margin for hardware, software and peripherals for the quarter ended June 30, 1999, was (54.6%), compared to a gross margin of 16.8% in the quarter ended June 30, 1998. This 71.4% decrease is the result of fixed costs and decreasing revenue. In addition, profits are decreasing due to price declines, competitive bidding and other industry conditions. The gross margin for network LAN/WAN was (229.7%) for the quarter ended June 30, 1999, compared to a gross margin of 28.0% for the same period in the prior year. The decrease in margin of 257.7% is the result of fixed costs and increased salaries related to network LAN/WAN installations. The gross margin for service, support and integration was 68.8% for the quarter ended June 30, 1999, compared to a gross margin of 12.6% for the quarter ended June 30, 1998. The increase is a result of increased revenues and lower fixed costs associated with service contracts.

         Selling, general and administrative expenses, excluding interest expense, for the quarter ended June 30, 1999, were $1,410,262 or 314.0% of revenue, compared with $1,241,030, or 206.3% of revenue for the quarter ended June 30, 1998. This is an increase of $169,232, or 13.6%. Increases in salaries and benefits account for $27,281. Staff additions include technical, sales and accounting staff and project management personnel. Additional personnel were required to enable the Company to enter the broadband Internet services market. Depreciation and amortization expense increased $44,595. This increase was due to the first full quarter of depreciation expense being recorded on equipment acquired for the build-out of data center at our Austin, Texas facility. Increases in professional fees and consultants were $119,055.

         Interest expense for the quarter ended June 30, 1999, was $48,556, which was 10.8% of revenues. Interest expense for the quarter ended June 30, 1998, was $391,636, which was 65.1% of revenues. Interest expense decreased $343,080 from 1998 to 1999, which was due to a discount charge in 1998 to interest for senior convertible debt issued for cash.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has a critical need for additional working capital to meet obligations under lease agreements with GTE relating to the GTE POP located in our primary facility in Austin, Texas. Management believes that its relationship with GTE has the potential to substantially increase revenue if sufficient working capital is obtained.

         As of June 30, 1999, MSI had working capital of $172,282. This was an increase of $1,922,218 from the working capital deficit of $1,749,936 on March 31, 1999. Accounts payable and accrued expenses decreased as a result of the private placement of our Series E preferred stock and the common stock private placement during the quarter. In addition, accounts receivable decreased $172,061 during the quarter ended June 30, 1999. As of June 30, 1999, we were more than 30 days past due on approximately $170,000 of accounts payable trade.

         We used $2,716,264 and $1,218,455 in our operating activities for the three month period ended June 30, 1999 and June 30, 1998, respectively. This was mainly the result of losses of $1,517,121 and $1,532,183 for the three month period ended June 30, 1999 and June 30, 1998, respectively. We provided $9,969 and used $193,071 in investing activities for the three month period ended June 30, 1999 and June 30, 1998, respectively. Our financing activities for the three month period ended June 30, 1999 and June 30, 1998, provided $3,082,956 and $1,393,824, respectively, from the private placement of our securities.

         Subsequent to March 31, 1999, we paid our loans with Compass Bank, N.A. in full and eliminated the borrowing under our fully secured line of credit. Net stockholders' deficit as of March 31, 1999, was $521,313 and net stockholders' equity was $1,307,977 as of June 30, 1999. During the year ended March 31, 1999, we completed three phases of the Series D preferred stock private placement and the Series E preferred stock private placement. Receipt of these funds enabled us to purchase property, plant, and equipment, retire debt, decrease past due accounts payable and pay for operating expenses.

         In September 1999, we received $1,250,000 in bridge loans from three accredited individuals. These promissory notes bear interest of 8 1/4% per annum and mature in March 2000 or upon the consummation of a secondary public offering, whichever is sooner. In connection with these loans, we also issued warrants to purchase an aggregate of 125,000 shares of our common stock with an exercise price of $0.10 per share. The shares of common stock into which these warrants are exercisable are "restricted" securities and are subject to the provisions of Rule 144 under the Securities Act.

         Management is consulting with investment bankers and plans a private placement or secondary public offering in the near future.

         The auditors' reports relating to our audited balance sheets as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended each contain an explanatory paragraph as to our ability to continue as a going concern. Such going concern explanation relates only to our financial statements covered by the auditors' report.

         We believe that funds generated from operations and the net proceeds of a proposed offering will be sufficient to finance our current and anticipated operations for at least 12 months after a proposed offering. Our long-term capital requirements beyond this proposed period will depend on numerous factors, including, but not limited to, the following:

         o   The rate of market acceptance of our products and services

         o   The ability to expand our customer base

         o   The level of expenditures for sales and marketing and other factors

         If the funds from a proposed offering and our revenues are insufficient to fund the activities in the short or long term, we would need to raise additional funds by incurring debt or through public or private offerings of our stock. We may not be able to do either on terms favorable to us, if at all.

                           PART II: OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

         On July 28, 1999, the Company was sued by its former President and Chief Technology Officer seeking more than $50,000, excluding costs and attorneys' fees. A settlement was reached during mediation on September 20, 1999. Formal settlement documents are being prepared for execution by the parties to the lawsuit. The terms of settlement are confidential, but there is no material adverse effect on the Company's results of operations or financial condition from the settlement terms.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

         For a discussion of Changes in Securities and Use of Proceeds, refer to
Note 4, Stockholders' Equity, in the Notes to Consolidated Financial Statements in Part I, Item 1.

ITEM 3. DEFAULT UPON SENIOR SECURITIES

         None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None

ITEM 5. OTHER INFORMATION


         On April 20, 1999, Jose Chavez, President & CEO, Mitchell Kettrick, Secretary, and Jaime Munoz, Vice-President of Operations, respectively, were terminated.

         Robert Gibbs joined the company as President and Chief Executive Officer in June 1999. In July 1999, Roger M. Lane, Chief Operating Officer, was terminated from the Company. In addition, Patricia Hrabina, Vice President of Human Resources, Cliff Luckey, Vice President of Technology & Solutions, and Robert Frank, Executive Vice President of New Business Development were hired subsequent to June 30, 1999.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

         The Registrant filed no Reports on Form 8-K during the quarter covered by this Report on Form 10-QSB.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             MSI HOLDINGS, INC.

    Date: November 12, 1999                  By:  /s/ Robert Gibbs
                                                  ------------------------------
                                                  Robert Gibbs, President and
                                                  Chief Executive Officer


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of this Registrant and in the capacities and on the dates indicated.



         Signature                           Title                               Date
         ---------                           -----                               ----

/s/ Stephen J. Metzger
-------------------------                   Director                        November 12, 1999
     Stephen J. Metzger

/s/ Davinder Sethi
-------------------------                   Director                        November 12, 1999
     Davinder Sethi

/s/ Ernesto Chavarria
-------------------------                   Director                        November 12, 1999
     Ernesto Chavarria

/s/ Blandina Cardenas
-------------------------                   Director                        November 12, 1999
     Blandina Cardenas

/s/ Daniel Dornier
-------------------------                   Director                        November 12, 1999
     Daniel Dornier

/s/ Humbert Powell, III
-------------------------                   Director                        November 12, 1999
    Humbert Powell, III

/s/ Robert Gibbs                            President and
-------------------------                   Chief Executive Officer         November 12, 1999
     Robert Gibbs

/s/ Douglas W. Banister
-------------------------                   Chief Financial Officer         November 12, 1999
    Douglas W. Banister

/s/ Stephen Hoelscher                       Secretary, Controller           November 12, 1999
-------------------------
    Stephen Hoelscher



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